UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

___________
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 7, 2017 (June 30, 2017)

GLOBALSTAR, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33117 (Commission File Number)	41-2116508 (IRS Employer Identification No.)

300 Holiday Square Blvd. Covington, LA	70433
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (985) 335-1500

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 30, 2017, Globalstar, Inc. (“Globalstar,” “we” or “us”), Thermo Funding Company LLC (“Thermo”), the lenders and their agent entered into a Third Global Amendment and Restatement Agreement (the “2017 GARA”). Pursuant to the 2017 GARA:

•
The Facility Agreement was amended and restated as described below and in the form attached to the 2017 GARA. The amendments to the Facility Agreement: defer certain financial covenants until the measurement period ending December 31, 2018; extend to the measurement period ending December 31, 2019 the date through which Equity Cure Contributions can be made; eliminate the requirement for us to redeem in full our 8% Notes; defer mandatory prepayments from qualifying equity raises until January 1, 2020; and revise the definition of the DSRA Required Balance after October 30, 2017 to mean an amount equal to the Debt Service due and payable on the next Repayment Date.

•
We agreed to raise at least $159 million in equity (the “2017 Equity Raise”), which includes the $12 million previously raised from Terrapin Opportunity Fund LP in January 2017, in two stages. By June 30, 2017, we were required to raise an amount to allow us to pay outstanding restructuring fees, additional insurance premiums to BPIFAE (formerly COFACE) and debt service due under the Facility Agreement on June 30, 2017 (the “Stage I Equity Raise”). The 2017 GARA required Thermo to fund or backstop the Stage I Equity Raise, which equaled approximately $33 million. This amount was raised pursuant to the Common Stock Purchase Agreement described below. The remainder (the “Stage II Equity Raise”) must be completed by October 30, 2017. We are required to deposit 80% of any equity proceeds raised through December 31, 2019 (including the 2017 Equity Raise) into a restricted account that may only be used to pay obligations under the Facility Agreement.

•
We agreed not to incur capital expenditures in connection with our spectrum rights in excess of the lesser of (A) $20 million and (B) 20% of the proceeds of the aggregate of any equity we raise from January 1, 2017 through December 31, 2019.

•
We paid an amendment fee to the agent and lenders in the aggregate amount of $255,000 and accelerated payment of the restructuring fee and insurance premium of approximately $21 million that was previously due on December 31, 2017.

Copies of the 2017 GARA and Third Amended and Restated Facility Agreement are attached hereto as Exhibits 10.1 and 10.2, respectively. The description of these agreements contained in this Current Report on Form 8-K is qualified in its entirety by reference to Exhibits 10.1 and 10.2.

The Common Stock Purchase Agreement

On June 30, 2017, the Company and Thermo Funding II LLC entered into a Common Stock Purchase Agreement pursuant to which Thermo Funding II purchased 17,837,838 of the Company’s voting common stock for $33.0 million ($1.85 per share), which represents a 10% discount to the closing price of the Company’s voting common stock on June 29, 2017.

The terms of the Common Stock Purchase Agreement were approved by a special committee of independent directors of the Board of Directors, who were represented by independent legal counsel.

A copy of the Common Stock Purchase Agreement is attached hereto as Exhibit 10.3. The description of the Common Stock Purchase Agreement contained in this Current Report on Form 8-K is qualified in its entirety by reference to Exhibit 10.3.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K under the caption “The Common Stock Purchase Agreement” is incorporated into this Item 3.02 by reference.

The sale of shares of the Company’s common stock to Thermo Funding II pursuant to the Common Stock Purchase Agreement was consummated pursuant to an exemption from registration under Section 4(a)(2) of the Act for transactions not involving a public offering. Thermo has agreed that the shares acquired by it are “restricted shares” and may not be transferred other than pursuant to an effective registration statement under the Act or an applicable exemption from registration.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits:
10.1	Third Global Amendment and Restatement Agreement dated as of June 30, 2017 between Globalstar, Inc., Thermo Funding Company LLC, BNP Paribas and the other lenders thereto
10.2	Third Amended and Restated Facility Agreement dated as of June 30, 2017 among Globalstar, Inc., BNP Paribas and the other lenders thereto
10.3	Common Stock Purchase Agreement dated as of June 30, 2017 between Globalstar, Inc. and Thermo Funding II LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBALSTAR, INC.

/s/ Rebecca S. Clary
Rebecca S. Clary
Vice President and Chief Financial Officer
Date: July 7, 2017